SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. ___)


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[_] Definitive Additional Materials                by Rule 14A-6(e)(2))
[_] Soliciting Material Under
    Rule 14a-12



                             3D SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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


===============================================================================

                             3D SYSTEMS CORPORATION
              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              -----------------------------------------------------


TIME.........................          9:00 a.m. Pacific Time on August
                                       26, 2003

PLACE........................          Hyatt Valencia Hotel
                                       24500 Town Center Drive
                                       Santa Clarita, CA  91355

ITEMS OF BUSINESS............          (1) To elect three Class I members
                                           of the Board of Directors for
                                           three-year terms.

                                       (2) To ratify the appointment of BDO
                                           Seidman LLP as our independent
                                           auditors for the year ending December
                                           31, 2003.

                                       (3) To transact such other business as
                                           may properly come before the Meeting
                                           and any adjournment or
                                           postponement.

RECORD DATE..................              You can vote if at the close of
                                           business on July 7, 2003, you were
                                           a stockholder of the Company.

PROXY VOTING.................              All stockholders are cordially
                                           invited to attend the Annual
                                           Meeting in person. However, to
                                           ensure your representation at the
                                           Annual Meeting, you are urged to
                                           vote promptly by signing and
                                           returning the enclosed Proxy card.
                                           If you hold  your  shares  in street
                                           name, you also may be eligible to
                                           vote via the Internet by accessing
                                           the World Wide Web.


                                           /s/ Keith Kosco
                                           ------------------------------------
July 24, 2003                              Keith Kosco
                                           GENERAL COUNSEL AND CORPORATE
                                           SECRETARY

                                                         3D SYSTEMS CORPORATION
                                                              26081 AVENUE HALL
                                                     VALENCIA, CALIFORNIA 91355
PROXY STATEMENT
-------------------------------------------------------------------------------


These Proxy materials are delivered in connection with the solicitation by the Board of Directors of 3D Systems Corporation, a Delaware corporation, of Proxies to be voted at our 2003 Annual Meeting of Stockholders and at any adjournments or postponements. We refer to 3D Systems Corporation as 3D Systems, the Company, we, or us throughout this Proxy Statement.

You are invited to attend our Annual Meeting of Stockholders on Tuesday, August 26, 2003, beginning at 9:00 a.m. Pacific Time. The meeting will be held at the Hyatt Valencia Hotel, 24500 Town Center Drive, Santa Clarita, California 91355.

STOCKHOLDERS ENTITLED TO VOTE. Holders of 3D Systems Common Stock and Series B Convertible Preferred Stock at the close of business on July 7, 2003, are entitled to receive this notice and to vote their shares at the Annual Meeting. Common Stock and Series B Convertible Preferred Stock are the only outstanding classes of securities of the Company entitled to vote at the Annual Meeting. As of July 7, 2003, there were 12,734,301 shares of Common Stock and 2,634,016 shares of Series B Convertible Preferred Stock outstanding.

PROXIES. Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by Proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. All stockholders can vote by written Proxy card. Street name stockholders also may be eligible to vote by Proxy via the Internet, pursuant to the instructions set forth on their Proxy card. Your submitting the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE STOCKHOLDER OF RECORD IN ORDER TO BE ABLE TO VOTE AT THE MEETING. If you are a stockholder of record, you may revoke your Proxy at any time before the meeting either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by the Board of Directors.

INTERNET VOTING BY SHARES HELD IN STREET NAME. A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions to be followed by owners of shares of Common Stock held in street name are set forth on your Proxy card. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

QUORUM. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum.

VOTING. Each share of 3D Systems Common Stock and Series B Convertible Preferred Stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against these matters. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner and your broker holds your shares in its name, the broker may be permitted to vote your shares on the election of directors and the ratification of BDO Seidman, LLP as our independent auditors even if the broker does not receive voting instructions from you.

ELECTION OF DIRECTORS. The three nominees for Class I director receiving the highest number of votes at the Annual Meeting will be elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS. The ratification of the appointment of BDO Seidman, LLP as our independent public accountants for the year ending December 31, 2003, will require the affirmative vote of a majority of the shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting.

OTHER MATTERS. At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.


ITEM 1: ELECTION OF DIRECTORS
-------------------------------------------------------------------------------


Item 1 is the election of three members of the Board of Directors. The Board of Directors is grouped into three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

The Class I directors whose terms expire at the 2003 Annual Meeting are Jim Kever, G. Walter Loewenbaum II , and Richard Spalding. The Board of Directors has nominated Jim Kever, G. Walter Loewenbaum II, and Richard Spalding to serve as Class I directors for terms expiring in 2006. The Class II directors are serving terms that expire in 2004, and the Class III directors are serving terms that expire in 2005.

Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board of Directors proposes the election of the following nominees as Class I directors:

                                    Jim Kever
                             G. Walter Loewenbaum II
                                Richard Spalding

The principal occupation and certain other information about the nominees, other directors whose terms of office continue after the Annual Meeting, and certain executive officers and significant employees are set forth on the following pages.

The election of the nominees listed above will require the affirmative vote of a plurality of the shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting. All Proxies will be voted to approve the election of the nominees listed above unless a contrary vote is indicated on the enclosed Proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.


MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following persons serve as our directors:

DIRECTORS                               AGE          PRESENT POSITION
---------                               ---          ----------------

Miriam V. Gold (1) (2)...............   54    Director
Charles W. Hull......................   64    Director
Jim D. Kever (2) (3).................   50    Director
G. Walter Loewenbaum II (1)..........   59    Director and Chairman of the Board
Kevin S. Moore (1) (2) (3)...........   48    Director
Brian K. Service.....................   56    Director
Richard C. Spalding (3)..............   52    Director

(1)       Member of the Compensation Committee.
(2)       Member of the Corporate Governance Committee.
(3)       Member of the Audit Committee.

The following persons serve as our executive officers:

EXECUTIVE OFFICERS                        AGE               PRESENT POSITION
------------------                        ---               ----------------

Brian K. Service....................      56    Chief Executive Officer, Chief
                                                 Operating Officer and President
Charles W. Hull.....................      64    Executive Vice President, Chief
                                                 Technology Officer
G. Peter V. White...................      63    Vice President, Finance
Kevin McAlea, Ph.D..................      44    Senior Vice President, Worldwide
                                                 Revenue Generation
Ray Saunders........................      54    Senior Vice President Operations
                                                 and Development

The following person is a significant employee:

SIGNIFICANT EMPLOYEES                     AGE          PRESENT POSITION
---------------------                     ---          ----------------

Keith Kosco.........................      51    General Counsel and Corporate
                                                  Secretary

Our executive officers are appointed by and serve at the discretion of the Board of Directors. There are no family relationships between any director and/or any executive officer.

MIRIAM V. GOLD. Ms. Gold has been our director since 1994. Since July 2002, Ms. Gold has been Deputy General Counsel of Ciba Specialty Chemical Corporation. Prior to that, since 1992, Ms. Gold served as Assistant General Counsel of Ciba Specialty Chemicals Corporation, and its predecessors, Novartis Inc. and Ciba-Geigy Corporation. Her legal practice involves a broad range of matters, including counseling on compliance, antitrust and general business issues. In addition, she was Vice President of Legal & Regulatory

Affairs for the Additives Division of Ciba from 1995 to 2001. In 2002, Ms. Gold was an adjunct professor at Pace University School of Law, where she taught a course in In-House Practice, focusing on the unique role of in-house counsel in ensuring that companies are positioned to operate legally and responsibly. Ms. Gold received her J.D. from New York University School of Law, and her B.A. in American History from Barnard College.

CHARLES W. HULL. Mr. Hull has been our director since 1993. Since April 1997, Mr. Hull has served as our Chief Technology Officer and, effective May 3, 2000, as Executive Vice President and a member of the Office of the Chief Executive Officer. Mr. Hull also has served as Vice Chairman of our Board of Directors and as our President and Chief Operating Officer. From March 1986 until April 1997, Mr. Hull served as President of 3D Systems, Inc., a subsidiary of ours through which substantially all of our business and operations is conducted. From February to June 1999, Mr. Hull acted as a consultant to us and served as a Vice Chairman of our Board of Directors. From January 1980 to March 1986, Mr. Hull was Vice President of UVP, Inc., a systems manufacturing company, where he developed our stereolithography technology.

JIM D. KEVER. Mr. Kever has been our director since 1996. He is Principal in Voyent Partners, LLC, a venture capital partnership. From August 1995 until May 2001, Mr. Kever was associated with WebMD Corporation, Transaction Services Division (formerly Envoy Corporation) as the President and Co-Chief Executive Officer. Prior to August 1995, he served as Envoy Corporation's Executive Vice President, Secretary and General Counsel. Mr. Kever also is a director of Transaction Systems Architects, Inc., a supplier of electronic payment software products and network integration solutions, as well as Luminex Corporation, a value-added manufacturer of laboratory testing equipment. He also is on the Board of Directors of Tyson Foods, Inc., an integrated processor of poultry-based food products.

G. WALTER LOEWENBAUM II. Mr. Loewenbaum has been our director since March 1999, serving as a Vice Chairman of the Board until September 1999 when he was elected Chairman of the Board. Mr. Loewenbaum is Managing Director of LeCorgne Loewenbaum LLC. Prior to that, since 1990, he served as Chairman and Chief Executive Officer of Loewenbaum & Company (formerly Southcoast Capital Corp.), an investment banking and investment management firm that he founded. Mr. Loewenbaum also serves as the Chairman of the Board of Luminex Corporation, a value-added manufacturer of laboratory testing equipment.

KEVIN S. MOORE. Mr. Moore has been our director since October 1999. Since 1991, Mr. Moore has been with The Clark Estates, Inc., a private investment firm, where he currently is President and a director. Mr. Moore also is a director of Ducommun, Incorporated, as well as Aspect Resources LLC, The Clark Foundation and the National Baseball Hall of Fame & Museum, Inc.

BRIAN K. SERVICE. Mr. Service has served as our President and Chief Executive Officer since September 1999 and, since October 1999, also has served as President and Chief Executive Officer of 3D Systems, Inc. Mr. Service was elected to 3D Systems' Board of Directors in January 2001. From September 1999 to September 2002, Mr. Service provided his services to us pursuant to an agreement between us and Regent Pacific Management Corporation, where he was a Managing Director. Prior to Regent Pacific, Mr. Service served as Chief Executive Officer of Salmond Smith Biolab, Ltd. Prior to Salmond, he was Chief Executive Officer of Milk Products, Inc. Mr. Service holds a Bachelor's degree in Chemical Engineering from Canterbury University of New Zealand and has completed the Stanford Executive Program from Stanford University Business School. Mr. Service also was a director of Visual Data Corporation until April 2003.

RICHARD C. SPALDING. Mr. Spalding has been our director since 2001. Since April 2003, Mr. Spalding has served as a Partner of Thomas Weisel Healthcare Venture Partners, a venture capital group which Mr. Spalding co-founded. Since January 2000, Mr. Spalding also has served as a General Partner of ABS Ventures, a venture capital group. From February 1997 to March 1999, Mr. Spalding served as Vice President and Chief Financial Officer of Portal Software, an Internet billing company. From March 1996 to February 1997, he served as Vice President Finance and Corporate Development for Fusion Medical Technology. From November 1991 to February 1996, he served as Managing Director of Alex Brown &

Sons, heading up the Investment Banking for the West Coast. From June 1977 to November 1991, Mr. Spalding practiced law with Brobeck, Phleger and Harrison, serving as outside counsel for numerous public and private companies.

G. PETER V. WHITE. Mr. White has served as our Vice President, Finance since March 2003. Prior thereto, from June 2002 to March 2003, he served as Managing Director of WHI-Tec & Associates. From January 1998 to June 2002, Mr. White served as the Chief Financial Officer and Chief Operating Officer of MATRIX-Systems, Inc., and prior to that, he served as Managing Director of Phoenix Equity Partners since January 1996.

KEVIN MCALEA, PH.D. Dr. McAlea has served as our Senior Vice President, Worldwide Revenue Generation since May 2003. Prior thereto, from September 2001 to May 2003, he served as our Vice President & General Manager, Europe. From 1997 to August 2001, he served as Vice President, Marketing and Business Development of DTM Corporation, a Texas corporation which we acquired in August 2001. From 1993 to 1997, Dr. McAlea served as Director of Process and Materials Development of DTM. Prior to DTM, Dr. McAlea spent more than eight years in materials research and development for General Electric Company. His last position was managing the Polymer Physics Program at GE's Corporate Research and Development Center.

RAY SAUNDERS. Mr. Saunders has served as our Senior Vice President Operations and Development since May 2003. From July 2002 to May 2003, Mr. Saunders served as our Vice President of Operations and Development and, prior to that, as our Vice President of Manufacturing since September 2000. From January 1994 until September 2000, Mr. Saunders served as Director of Operations for Axiohm Transaction Solutions, Inc. where he was responsible for the manufacturing operations of its San Diego Division. Prior to Axiohm, he was the Vice President and General Manager of Brumko Magnetics, Inc., a division of Applied Magnetics Corporation.

KEITH KOSCO. Mr. Kosco has served as our General Counsel since April 2002 and as our Corporate Secretary since May 2002. From September 2001 until April 2002, he was an independent consultant. From May 1998 until September 2001, Mr. Kosco served as the Assistant General Counsel of Litton Industries. From November 1996 until April 1998, he was Of Counsel to the law firm of Squire, Sanders & Dempsey LLP, and from July 1981 until April 1996 he was an Associate and then a Partner with the law firm of Morgan, Lewis & Bockius, LLP.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES. The Board of Directors held eleven meetings during fiscal 2002 and acted by written consent on one occasion. The Board of Directors currently has an Audit Committee, Compensation Committee, and Corporate Governance Committee. During fiscal 2002, the Board of Directors also had a Nominating Committee and the Oversight Committee.

The Audit Committee currently consists of Jim D. Kever, Kevin S. Moore, and Richard C. Spalding. The Board has determined that each member of the Audit Committee is independent as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

Under the terms of its charter, the Audit Committee meets periodically, including meetings held separately with management and the independent auditors. The Audit Committee represents and assists the Board with the oversight of the integrity of the Company's financial statements and internal controls, and the Company's compliance with legal and regulatory requirements. In addition, the Committee is responsible for: appointing, retaining, and terminating when appropriate, the independent auditors; setting the independent auditor's compensation, and pre-approving all audit services to be provided by the independent auditors; and establishing policies and procedures to pre-approve the performance of audit services and permitted non-audit services.

The role and responsibilities of the Audit Committee are more fully set forth in a written charter adopted by the Board and attached to this Proxy Statement as APPENDIX A. The Audit Committee held seven meetings during fiscal 2002 and acted by unanimous written consent on one occasion.

The Compensation Committee currently consists of Miriam V. Gold, G. Walter Lowenbaum II, and Kevin S. Moore. Mr. Lowenbaum replaced Gary J. Sbona, a former director who served on the Compensation Committee through September 9, 2002. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering the Company's stock option and executive incentive compensation plans. The Compensation Committee held five meetings during fiscal 2002 and acted by unanimous written consent on two occasions.

During fiscal 2002, the Nominating Committee consisted of G. Walter Loewenbaum II and Charles W. Hull. The Nominating Committee was responsible for considering and recommending qualified candidates for election to the Board of Directors. The Nominating Committee held one meeting during fiscal 2002. The Nominating Committee was dissolved on November 18, 2002.

During fiscal 2002, the Oversight Committee consisted of Jim D. Kever, Kevin S. Moore, and Richard C. Spalding. The Oversight Committee was responsible for reviewing, from time to time, and serving as final authority for all matters related to our dealings, negotiations, contracts, agreements or other relations between the members of the Board of Directors and the Company, including the Company's relationship with Regent Pacific Management Corporation. The Oversight Committee held two meetings during fiscal 2002 and acted by unanimous written consent on two occasions. In 2003, the Oversight Committee was subsumed by the Corporate Governance Committee which currently is comprised of Miriam V. Gold, Jim D. Kever, and Kevin S. Moore. The Corporate Governance Committee's primary functions are to: advise the Board with respect to Board composition, procedures, and committees; develop and recommend to the Board, and annually review, a set of corporate governance principles applicable to the Company; and review and approve all matters relating to dealings, negotiations, contracts, agreements or other relations between any affiliate and the Company.

All directors attended 75% or more of all the meetings of the Board of Directors and those committees on which he or she served in fiscal 2002, except Mr. Kever.

DIRECTORS' COMPENSATION. During fiscal 2002, the Company paid its non-employee directors an annual retainer of $15,000 plus $1,500 for each Board meeting attended either in person or telephonically, and $1,500 for attendance at each committee meeting not held on a day that a Board meeting was held. In addition, non-employee directors each received an annual automatic grant of ten-year options to purchase, at the fair market value of the Common Stock on the date of grant, 10,000 shares of Common Stock. For fiscal 2003, in addition to the foregoing compensation, the Chairperson of Audit Committee will receive an annual retainer of $15,000, and the Chairpersons of the Corporate Governance and Compensation Committees and the members of the Audit Committee, each will receive an annual retainer of $5,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company has no interlocking relationships involving any of its Compensation Committee members that would be required by the Securities and Exchange Commission, which we refer to throughout this Proxy Statement as the SEC, to be reported in this Proxy Statement, and no officer or full-time employee of the Company serves on its Compensation Committee. Mr. Sbona, a member of the Compensation Committee during fiscal 2002, provided services to the Company as a part-time employee during fiscal 2002.

ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
-------------------------------------------------------------------------------

The Audit Committee of the Board of Directors has engaged the firm of BDO Seidman, LLP, which we refer to throughout this Proxy Statement as BDO, to serve as our independent public accountants for the current fiscal year ending December 31, 2003. Deloitte and Touche, LLP, which we refer to throughout this Proxy Statement as Deloitte, was selected by the Board of Directors to serve as independent public accountants of the Company for fiscal 2002. We anticipate that a representative of Deloitte will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of Deloitte will be afforded an opportunity to make a statement if he or she so desires.

In connection with its audit of the Company's financial statements for fiscal year 2002, Deloitte identified sales transactions for which revenue had been recognized in the fourth quarter of 2002, which Deloitte believed should have been recognized in other periods. The Audit Committee commenced an investigation into the Company's revenue recognition policies generally and specifically with regard to the sales transactions identified by Deloitte, and other related or similar transactions. To assist it in this investigation, the Audit Committee retained Morgan Lewis & Bockius, LLP, as independent counsel, and Morgan Lewis retained the accounting firm of BDO to provide forensic accounting services in support of its work. During the conduct of the investigation and the audit of the Company's financial statements for 2002, deficiencies in the Company's internal controls were identified. At the direction of the Audit Committee, the Company is implementing changes to its financial organization and enhancing its internal controls. As of the date of this Proxy Statement, the Company has retained a Director of Internal Audit, expanded the number of employees in its finance department, terminated or reassigned senior officers and key employees, established an anonymous hotline for employees to report potential violations of policies and procedures and, through the Company's Disclosure Committee, engaged in detailed reviews of its public disclosures and reporting. The Company is continuing to implement all of the recommendations resulting from the investigation.

The ratification of BDO as the Company's independent public accountants for the fiscal year ending December 31, 2003, will require the affirmative vote of a majority of the shares of Common Stock and the Series B Convertible Preferred Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting. All Proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed Proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS

As discussed in the Company's Current Report on Form 8-K filed on April 23, 2003, Deloitte informed the Company on April 16, 2003, that it did not intend to stand for reelection as the Company's principal independent accountant. On July 16, 2003, Deloitte advised the Company that the client-auditor relationship between the Company and Deloitte had ceased.

The reports of Deloitte on the Company's financial statements for the fiscal years ended December 31, 2002 and 2001 have not included an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for the 2002 report which contained an explanatory paragraph relating to a going concern uncertainty.

During the fiscal years ended December 31, 2002 and 2001 and the period from January 1, 2003 to July 16, 2003: (a) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its report, and (b) there were no "reportable events" as the term is defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

Deloitte informed the Company that material weaknesses in the Company's internal control existed. Specifically, Deloitte advised the Company that:

     o The Company's accounting and finance staff are inadequate to meet the needs of a complex, multinational SEC registrant. The Company needs to strengthen its capability to implement existing generally accepted accounting principles as well as understand and implement new accounting standards. In addition, the Company needs to strengthen its capabilities in performing routine accounting processes involved in closing its books such as account reconciliations and analyses.

     o The Company needs to strengthen its controls and processes related to revenue recognition. During 2002, 2001 and 2000 revenue was recognized for transactions that did not meet the requirements for revenue recognition under the Company's policies or generally accepted accounting principles.

The Company has furnished Deloitte with a copy of the foregoing disclosures and has requested Deloitte to furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter, dated July 22, 2003 from Deloitte to the SEC has been filed as an exhibit to the Company's Current Report on Form 8-K filed on July 23, 2003.

On April 23, 2003, our Audit Committee engaged BDO to serve as our independent public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2003. Our Audit Committee carefully considered BDO's qualifications as independent accountants before appointing BDO as our independent public accountants. This consideration included a review of the qualifications of the engagement team and BDO's reputation for integrity, quality, and competence in the fields of accounting and auditing. The Audit Committee also analyzed matters required to be considered under the Audit Committee's charter and under the SEC's Rules on Auditor Independence in effect at the time of engagement, including the nature and extent of non-audit services, to ensure that the independence of the independent public accountants would not be impaired. Stockholders will be asked at the Annual Meeting to ratify the selection of BDO.

On March 27, 2003, the law firm of Morgan, Lewis & Bockius, LLP, as counsel to the Audit Committee of the Company, engaged BDO to assist the Audit Committee with its investigation related to certain sales transactions. As a result of the work preformed, BDO has orally communicated to the Company that it believes certain sales transactions were not recorded in the proper period. The Company has consulted with Deloitte with regard to the these transactions.

There were no other written or oral consultations between the Company and BDO regarding either the specific application of accounting principles or the type of audit opinion that might be rendered on the Company's financial statements that was considered an important factor by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or any other matter that was the subject of a disagreement or a reportable event, that would have required disclosure under Item 304 (a)(2) of Regulation S-K.

The Company requested that Deloitte furnish it with a letter addressed to the SEC stating whether it agrees with the above statements relating to the engagement of BDO as the Company's new independent auditors and, if not, stating the respects in which it does not agree. A copy of the letter dated April 29, 2003, from Deloitte to the SEC has been filed as an exhibit to the Company's 8-K filed on April 30, 2003.

                           SUMMARY COMPENSATION TABLE

The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to the Company in all capacities for each of the three years ended December 31 indicated below. We refer to these officers as the Named Executive Officers.

                                             ANNUAL COMPENSATION      LONG TERM COMPENSATION
                                                                    Number of
                              Fiscal Year                           Securities         All
           Name                  Ended                              Underlying        Other
  PRINCIPAL POSITION(1)       DECEMBER 31     SALARY      BONUS      OPTIONS       COMPENSATION
  ---------------------       -----------     ------      -----      -------       ------------
Brian K. Service.........        2002      $       (2)        --        350,000   $ 151,434 (3)
  Chief Executive Officer,       2001              (2)        --             --          --
  Chief Operating Officer        2000              (2)        --             --          --
   and President

Charles W. Hull..........        2002      $   275,000        --             --   $   2,040 (4)
  Executive Vice President       2001      $   275,000        --         10,000   $  26,679 (5)
  Chief Technology Officer       2000      $   275,000 $  66,000             --   $   3,518 (4)

Grant R. Flaharty (6)....        2002          314,000        --         25,000   $   1,823 (4)
  Executive Vice                 2001      $   263,077        --         10,000   $   9,941 (7)
President
  of Global Business             2000      $   213,462 $  70,442         40,000   $  36,357 (8)
  Operations

E. James Selzer (9) .....        2002      $   240,769        --             --   $   1,705 (4)
  Sr. VP, Global Finance         2001      $   200,000 $  40,000         10,000   $   1,662 (4)
&
  Administration and Chief       2000      $   108,870        --         75,000   $   1,578 (4)
  Financial Officer

Ray Saunders.............        2002      $   173,046        --         10,000   $   1,839 (4)
  Senior Vice President          2001      $   149,988    $8,727         11,500   $   1,753 (4)
  Operations and                 2000      $    45,378        --         30,000   $      67 (4)
   Development

-------------

(1) For a description of the employment agreements between certain officers and us, see "Employment Agreements" below.

(2) Mr. Service was appointed our Chief Executive Officer and President on September 16, 1999. From September 1999 to September 2002, Mr. Service was compensated for his services by Regent Pacific Management Corporation. The Company had an agreement with Regent Pacific, pursuant to which Regent Pacific provided the management services of a team of up to three full-time executives, including the chief executive, at an aggregate fee of $45,000 per week. Although our named executive officers do not include the Regent Pacific executives for any periods presented, it is likely that these persons would have qualified as our most highly compensated officers if a pro rata portion of the fee paid to Regent Pacific were attributed to them as compensation. From September 10, 2002 (the date of termination of the Regent Agreement), through October 15, 2002, Mr. Service was engaged on an interim consulting basis for which he was paid $79,999. Effective October 15, 2002, Mr. Service is employed by us pursuant to an employment agreement under which he received $87,264 for services in 2002.


                                       10


(3) Consists of consulting fees paid to Brian K. Service, Inc. for which Mr. Service serves as a stockholder, officer and director.

(4) Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions made pursuant to our
      Section 401(k) plan.

(5) Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions made pursuant to our
      Section 401(k) plan and loan forgiveness ($23,671). See "Certain Relationships With Directors and Executive Officers and 5% Stockholders."

(6) Mr. Flaharty was reassigned from his position and no longer serves as a executive officer of the Company effective May 23, 2003.

(7) Consists of the value of insurance premiums for employer paid group term life insurance and employer matching contributions in 2001 made pursuant to our Section 401(k) plan and below market interest attributable to a moving facilitation loan in 2000. See "Certain Relationships With Directors and Executive Officers and 5% Stockholders."

(8) Consists of the value of insurance premiums for employer paid group term life insurance, moving-related expenses totaling $30,658, and employer matching contributions made pursuant to our Section 401(k) plan.

(9)   Mr. Selzer's employment with the Company terminated effective April 2003.



                          OPTION GRANTS IN FISCAL 2002

The following table sets forth certain information regarding the grant of stock options made during fiscal 2002 to the Named Executive Officers.

                                        Percent of                                  Potential
                                          Total                                  Realizable Value
                        Number of        Options                                    at Assumed
                       Securities       Granted To   Exercise                     Rates of Stock
                       Underlying        Employees      or                            Price
                         Options            in         Base        Expiration     Appreciation for
       NAME              Granted        Fiscal Year   Price (1)       Date          Option Term (2)
--------------------   ----------      ------------ -----------    ----------    --------------------
                                                                                   5% ($)   10% ($)
                                                                                 --------   ---------
Brian K. Service.....    350,000            47%       $5.78         10/14/07      558,918  1,235,062
Charles W. Hull......         --             --          --               --           --        --
Grant R. Flaharty....     25,000           3.3%      $11.98           2/5/12      188,354    477,326
E. James Selzer......         --             --          --               --           --        --
Ray Saunders.........     10,000           1.3%      $11.98           2/5/12       75,342    190,930
---------------------  -----------     ------------  -----------    ----------   ---------- ---------

------------
(1) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(2) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the SEC and do not represent a forecast of the future appreciation of the Common Stock.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during fiscal 2002, the number of shares of Common Stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the Common Stock on The Nasdaq National Market on December 31, 2002 ($7.80 per share).

------------------- ---------- ---------- ------------------------------- ------------------------------
                    Shares                     Number of Securities
                    Acquired                  Underlying Unexercised          Value of Unexercised
                    on         Value                Options at               In-the-Money Options at
                    Exercise   Realized         December 31, 2002               December 31, 2002
                       (#)        ($)                  (#)                             ($)
------------------- ---------- ---------- ------------- --------------- -------------- -----------------
       Name                               EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
------------------- ---------- ---------- ------------- --------------- -------------- -----------------
Brian K. Service...    --         --       350,000              --        1,986,250              --
Charles W. Hull....    --         --        77,500             7,500             --              --
Grant R. Flaharty..    --         --       142,500            52,500        450,937          28,437
E. James Selzer....    --         --        60,000            25,000             --              --
Ray Saunders.......    --         --        19,000            32,500             --              --




EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with the following Named Executive Officers.

Brian K. Service has been retained as Chief Executive Officer. Mr. Service's services previously were provided under an arrangement with Regent Pacific Management Corporation. From September 10, 2002 (the date of termination of the Regent Agreement), through October 15, 2002, Mr. Service was engaged on an interim consulting basis for which he was paid $79,999. Effective October 15, 2002, the Company employed Mr. Service pursuant to an employment agreement under which he has agreed to serve as Chief Executive Officer until at least December 2003. Mr. Service is being paid $17,809 on a bi-weekly basis under this agreement, and has been awarded fully vested options, with a term of five years, to purchase 350,000 shares of our Common Stock at a price of $5.78 (the closing price on October 15, 2002).

On November 18, 2002, the Company entered into a consulting agreement with Brian
K. Service, Inc., a corporation in which Mr. Service is a stockholder, officer and director. Pursuant to this agreement, the Company pays to Brian K. Service, Inc. an amount up to $310,000 for an 11-month period for the provision of the services of qualified consultants to us. Under this agreement, the Company paid Brian K. Service, Inc. $71,000 through December 31, 2002.

The Company entered into an employment agreement with Mr. Hull in April 1994, pursuant to which Mr. Hull served as President and Chief Operating Officer of both us and 3D Systems, Inc. until April 1997, at which time Mr. Hull was appointed our Vice Chairman and Chief Technology Officer. Pursuant to the agreement, Mr. Hull's initial base salary was $200,000 per year, subject to increase at the discretion of the Board of Directors. In addition to standard benefits, Mr. Hull is eligible to participate in the Executive Incentive Compensation Plan. Mr. Hull's employment agreement also permits Mr. Hull, at any time during his employment term, to terminate his duties under the agreement and elect to become a consultant to the Company. Effective February 28, 1999, Mr. Hull terminated his duties under the agreement and Mr. Hull, the Company, and 3D Systems, Inc. entered into a four-year consulting agreement. In June 1999, Mr. Hull rejoined the Company as our Chief Technology Officer at a base salary of $275,000. Effective May 3, 2000, Mr. Hull was promoted to Executive Vice President and a member of the Office of the Chief Executive Officer; he continues his duties as Chief Technology Officer. All of the stock options granted to Mr. Hull and unexercised as of the date of the consulting agreement continued in force during the consulting term and are continued under his subsequent employment arrangement.


REPORT OF COMPENSATION COMMITTEE

THE INFORMATION IN THIS COMPENSATION REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL," OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION OR TO BE SUBJECT TO REGULATION 14A OR 14C AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES AND EXCHANGE ACT OF 1934.

The Compensation Committee is charged with the responsibility of administering all aspects of the Company's executive compensation programs. The committee, which currently is comprised of three independent, non-employee directors, also grants all stock options and otherwise administers the Company's 1989 Employee and Director Plan, which we refer to as the 1989 Plan, the 1996 Stock Incentive Plan, which we refer to as the 1996 Plan, the 1996 Non-Employee Directors' Stock Option Plan, which we refer to as the Director Plan, the 2001 Stock Option Plan, which we refer to as the 2001 Plan, and the 1998 Employee Stock Purchase Plan. No further options will be granted under the 1989 Plan as it expired on May 9, 1999. Following review and approval by the committee, determinations pertaining to executive compensation are submitted to the full Board for approval. In connection with its deliberations, the committee seeks, and is significantly influenced by, the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers.

     TOTAL COMPENSATION. It is the philosophy of the committee that executive compensation should be structured to provide an appropriate relationship between executive compensation and performance of the Company and the share price of the Common Stock, as well as to attract, motivate and retain executives of outstanding abilities and experience. The principal elements of total compensation paid to executives of the Company are as follows:

     BASE SALARY. Base salaries are negotiated at the commencement of an executive's employment with the Company or upon renewal of his or her employment agreement, and are designed to reflect the position, duties and responsibilities of each executive officer, the cost of living in the area in which the officer is located, the market for base salaries of similarly situated executives at other companies engaged in businesses similar to that of the Company, and qualitative factors reflecting the individual performance of the particular executive officer. Base salaries may be annually adjusted in the sole discretion of the committee to reflect changes in any of the foregoing factors.

     STOCK INCENTIVE PLAN OPTIONS AND AWARDS. Under the 1996 Plan, the committee is authorized to grant any type of award which might involve the issuance of shares of Common Stock, options, warrants, convertible securities, stock appreciation rights or similar rights or any other securities or benefits with a value derived from the value of the Common Stock. The number of options granted to an individual is based upon a number of factors, including his or her position, salary and performance, and the overall performance and stock price of the Company.

     Under the 2001 Plan, the committee and the Chief Executive Officer are authorized to grant non-qualified stock options (options that are not intended to satisfy Section 422 of the Internal Revenue Code of 1986, as amended) to purchase shares of Common Stock of the Company. The number of options granted to an individual is based upon a number of factors, including his or her position, salary and performance, and the overall performance and stock price of the Company. Officers of the Company, including members of the Board of Directors who are officers, are not eligible for stock option grants under the 2001 Plan.

     ANNUAL INCENTIVES. The committee believes that executive compensation should be determined with specific reference to the Company's overall performance and goals, as well as the performance and goals of the division or function over which each individual executive has primary responsibility. In this regard, the committee considers both quantitative and qualitative factors. Quantitative items used by the committee in analyzing the Company's performance include sales and sales growth, results of operations and an analysis of actual levels of operating results and sales to budgeted amounts. Qualitative factors include the committee's assessment of such matters as the enhancement of the Company's image and reputation, expansion into new markets, and the development and success of new products and new marketing programs. No cash bonuses were paid to executives for the year 2002.

     The committee has approved the 3D Systems Corporation Executive Incentive Compensation Plan, which we refer to as the 2002 Incentive Plan. Under the 2002 Incentive Plan, executive officers are eligible to receive an annual cash incentive award based, in part, upon the attainment of specified levels of earnings and revenue by the Company as determined by the committee at the beginning of the fiscal year, and individual non-financial objectives which are designed to measure each executive's overall contribution to the Company and the particular division over which he or she is assigned supervisory responsibility. The Chief Executive Officer establishes the non-financial objectives each other executive must attain based upon the overall performance goals of the Company.

     Under the 2002 Incentive Plan, the committee has established the maximum bonus, as a percentage of base salary, attainable by each participating executive on the basis of the financial performance of the Company and the attainment of non-financial objectives by the officer. No bonuses will be paid unless the Company achieves a threshold earnings level established by the committee.

     The committee attributes various weights to the qualitative factors discussed above based upon their perceived relative importance to the Company at the time compensation determinations are made. Each executive's performance is evaluated with respect to each of these factors, and compensation levels are determined based on each executive's overall performance.

     Each participant is eligible for a range of awards based upon attaining or exceeding the earnings and revenue objectives and attainment of non-financial objectives. The 2002 Incentive Plan permits the committee to adjust targets or performance results to reflect unusual items that it determines to be extraordinary or non-recurring.

     1998 EMPLOYEE STOCK PURCHASE PLAN. The Company also provides, under the 1998 Employee Stock Purchase Plan, an opportunity for substantially all of its employees to purchase Common Stock at a modest discount to the market price. Pursuant to this plan, employees may allocate annually up to the lesser of $25,000 or 10% of their regular compensation for the purchase of shares of Common Stock.

     DETERMINATION OF CHIEF EXECUTIVE OFFICER'S COMPENSATION. On September 9, 1999, the Company and Regent Pacific executed an agreement, which we refer to as the Regent Agreement, pursuant to which Regent Pacific agreed to provide a team of executives, including Brian K. Service, to the Company for a term of 12 months. On September 16, 1999, the Board of Directors appointed Mr. Service as Chief Executive Officer. Pursuant to the Regent Agreement, the Company paid Regent Pacific $45,000 per week for the services of Mr. Service and certain other executives; it had a one-year term and, on August 8, 2000, and October 30, 2001, was extended for additional one-year terms. Mr. Service was compensated for his services by Regent Pacific and the Company made no payments, other than reimbursement for expenses, directly to Mr. Service, during this period. From September 10, 2002 (the date of termination of the Regent Agreement), through October 15, 2002, Mr. Service was engaged on an interim consulting basis for which he was paid $79,999. Effective October 15, 2002, Mr. Service is employed by the Company pursuant to an employment agreement under which he has agreed to serve as Chief Executive Officer until at least December 2003. Mr. Service is being paid $17,809 on a bi-weekly basis under this agreement, and has been awarded fully vested options, with a term of five years, to purchase 350,000 shares of our Common Stock at a price of $5.78 (the closing price on October 15, 2002). The committee believes the aggregate stock ownership position is effective in aligning the interests of the Chief Executive Officer with the long term interests of the stockholders. The base salary was established based upon a comparative analysis of other chief executive officers taking into account one or more of the following factors: industry, size, and/or location. In addition, on November 18, 2002, the Company entered into a consulting agreement with Brian K. Service, Inc., a corporation in which Mr. Service is a stockholder, officer and director. Pursuant to this agreement, the Company pays to Brian K. Service, Inc. an amount up to $310,000 for an 11-month period for the provision of the services of qualified consultants to the Company. Under this agreement, the Company paid Brian K. Service, Inc. $71,000 through December 31, 2002.

     The committee intends to continue its policy of linking executive compensation with maximizing stockholder returns and corporate performance to the extent possible through the programs described above.

     OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION. Effective January 1, 1994, under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent any individual's compensation exceeds $1.0 million. Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

     All compensation paid to the Company's employees in fiscal 2002 will be fully deductible. With respect to compensation to be paid to executives in 2003 and future years, in certain instances their compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible.


                                             Compensation Committee

                                                Miriam V. Gold
                                                G. Walter Lowenbaum II
                                                Kevin S. Moore


REPORT OF AUDIT COMMITTEE

THE INFORMATION IN THIS AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL," OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION OR TO BE SUBJECT TO REGULATION 14A OR 14C AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES AND EXCHANGE ACT OF 1934.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and Deloitte, the Company's the independent auditors for fiscal 2002, regarding the fair and complete presentation of the Company's results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and Deloitte. The Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Committee has discussed with Deloitte, the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee also has considered whether Deloitte's provision of non-audit services to the Company is compatible with the auditors' independence. The Committee has concluded that the independent auditors are independent from the Company and its management.

The Committee discussed with Deloitte the overall scope and plans for their respective audit.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.


                                                 Audit Committee

                                                   Jim D. Kever
                                                   Kevin S. Moore
                                                   Richard C. Spalding

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual financial statements for the years ended December 31, 2002 and December 31, 2001, and fees billed for other services rendered by Deloitte during those periods:

                              ------------          -------------
                                   2002                   2001
                                   (amounts in thousands)
                              ------------          -------------
 Audit Fees (1)               $    660                $    289

 Audit Related Fees (2)             35                      28

 Tax Fees (3)                      458                     210
                              ------------          -------------
 All Other Fees (4)                 -                       33
                              ------------          -------------
                              $  1,153                 $   560

-------------

(1) Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2) Audit related fees consist primarily of procedures related to registration statement filings and consultation on accounting standards.

(3) Tax fees include all tax services relating to tax compliance, tax planning and reporting.

(4) All other fees in 2001 consisted principally of services provided in connection with our acquisition of DTM Corporation.




POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

PERFORMANCE GRAPH

The following graph sets forth the percentage change in cumulative total stockholder return of the Common Stock during the five-year period from December 31, 1997 to December 31, 2002, compared with the cumulative returns of the NASDAQ Stock Market (U.S. Companies) Index and the Index for S & P Technology Sector. The Comparison assumes $100 was invested on December 31, 1997, in the Company's Common Stock and in each of the foregoing indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                                GRAPHICS OMITTED


                                                       Cumulative Total Return
                                     ------------------------------------------------------
                                        12/97    12/98    12/99    12/00    12/01    12/02

3D SYSTEMS CORPORATION                 100.00   121.21   137.37   195.96   230.30   126.06
NASDAQ STOCK MARKET (U.S.)             100.00   140.99   261.48   157.40   124.87    86.38
S & P INFORMATION TECHNOLOGY           100.00   178.14   318.42   188.18   139.50    87.31



CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

Except as disclosed in this Proxy Statement, neither our directors or executive officers nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which the Company was a party during fiscal 2002, or which is presently proposed.

See "Employment Agreements" for a summary of employment agreements with certain of our executive officers.

On September 9, 1999, the Company and Regent Pacific Management Corporation executed an agreement pursuant to which Regent Pacific agreed to provide certain key management employees' services to us at a fee of $45,000 per week, including the services of Mr. Service, as President and Chief Executive Officer, and up to two other Regent Pacific personnel as part of our management team. The Regent Agreement also provided that Gary J. Sbona, Chairman and Chief Executive Officer of Regent Pacific, join our Board of Directors. The Agreement had a one-year term and, on August 8, 2000 was extended for an additional one-year term, and provided for the availability of up to two additional executives to provide management services on an as needed basis, beginning as of February 12, 2000. The Agreement was again extended on October 30, 2001 for an additional one-year term under the same terms as the previous extension. The Agreement also required that we provide Director & Officer insurance for Messrs. Sbona and Service.

Simultaneously with the execution of the Regent Agreement, we entered into an employment agreement with Gary J. Sbona. As an inducement to Mr. Sbona to provide services as a part-time employee of the Company, the Board of Directors granted to him an option to purchase 350,000 shares of our Common Stock at an exercise price of $6.00 per share. The shares subject to this option generally vest over a three year period, or sooner subject to certain conditions. On August 8, 2000, the Oversight Committee (later subsumed into the Corporate Governance Committee) extended Mr. Sbona's Employment Agreement for an additional year and authorized the grant of an additional 350,000 shares to Mr. Sbona at an exercise price of $17.3875 per share. The shares subject to this option vest on the same basis as the shares granted in 1999. On October 30, 2001, the Oversight Committee extended Mr. Sbona's Employment Agreement for an additional year and authorized the grant of an additional 350,000 shares to Mr. Sbona at an exercise price of $12.4280.

On May 1, 1999, we entered into an employment agreement with G. Walter Loewenbaum II, Chairman of the Board, whereby Mr. Loewenbaum agreed to provide part-time services to us in the area of strategic direction in exchange for $10,000 per month and an option to purchase 150,000 shares of our Common Stock at a price of $6.6125 per share. The options vested on January 1, 2000. The original term of the agreement was for six months. On December 20, 1999, the Board of Directors voted, with Mr. Loewenbaum abstaining, to change Mr. Loewenbaum's status to "at-will" employee pursuant to the terms and conditions of his employment agreement. On August 8, 2000 the Oversight Committee of the Board of Directors voted to increase Mr. Loewenbaum's monthly compensation to $15,000. On February 12, 2002, the Oversight Committee awarded Mr. Loewenbaum an option to purchase an additional 75,000 shares of our Common Stock at a price of $11.75 per share. These options vest in equal annual installments over a three-year period. Effective November 17, 2002, Mr. Loewenbaum resigned as an employee.

In June 2000, we entered into a distribution agreement for ThermoJet printers with 3D Solid Solutions, which we refer to as 3DSS, a partnership in which Mr. Loewenbaum, the Chairman of our Board of Directors, is a limited partner. As of December 31, 2002, Solid Imaging Technologies, LLC, of which Mr. Loewenbaum is the sole member, was the general partner of 3DSS. In 2002, 3DSS paid us approximately $84,000 for the purchase of products and services.

In 1998, we adopted under the 1996 Stock Incentive Plan, the Executive Long-Term Stock Incentive Plan pursuant to which we offered loans to our executive officers of up to $60,000 to purchase shares of the Common Stock reserved for issuance under the 1996 Plan. Charles W. Hull, our Executive Vice President, Chief Technology Officer, executed a promissory note for the principal amount of $60,000 that bears interest at the rate of 6% per annum. The note is secured by the shares of Common Stock purchased. At March 28, 2003, the Company had a remaining note receivable totaling $45,232, including accrued interest. This note was retired in July 2003 in exchange for 6,031 shares of Common Stock.

Pursuant to a July 1990 Distribution Agreement with Vantico, Inc., successor to Ciba Specialty Chemicals, Inc., and subject to conditions set forth in the agreement, we have been Vantico's exclusive distributor (except in Japan) of all photopolymers manufactured by Vantico for use in stereolithography. We purchased from Vantico resins valued at approximately $183,815 net of product returns and applicable credits during fiscal 2002. Pursuant to a Settlement Agreement and Mutual General Releases dated March 19, 2002, the

Distribution Agreement with Vantico terminated on April 22, 2002. In connection with the Settlement Agreement, Vantico paid us $22,000,000 by transferring to us 1,550,000 shares of our stock. A related Research and Development Agreement terminated at the same time.

In 1990, 3D Systems, Inc. acquired the patents for stereolithography technology from UVP, Inc. in exchange for $9,075,000, $500,000 of which was paid in cash and $350,000 by certain offsets. The balance of the purchase price ($8,225,000) is payable based upon sales of stereolithography systems and licensing of the patents and subject to certain conditions. Pursuant to a 1987 contract between UVP and Charles W. Hull, our Executive Vice President, Chief Technology Officer and a director of ours, Mr. Hull is entitled to receive from UVP, with respect to his prior relationship with UVP, an amount equal to 10% of all royalties or other amounts received by UVP with respect to the patents, but only after recoupment of certain expenses by UVP. To date, Mr. Hull has received $698,626 from UVP under that contract.

On May 5, 2003, we sold 2,634,016 shares of our Series B Convertible Preferred Stock, at a price of $6.00 per share, for aggregate consideration of $15.8 million. The preferred stock accrues dividends at 8% per share and is convertible at any time into approximately 2,634,016 shares of Common Stock. The stock is redeemable at our option after the third anniversary date. We must redeem any shares of preferred stock outstanding on the tenth anniversary date. The redemption price is $6.00 per share plus accrued and unpaid dividends. Messrs. Loewenbaum, Service and Hull, our Chairman of the Board, Chief Executive Officer and Chief Technology Officer, respectively, purchased an aggregate of $1,450,000 of the preferred shares. Additionally, Clark Partners I, L.P., a New York limited partnership, purchased $5.0 million of the preferred shares. Kevin Moore, a member of our Board of Directors, is the president of the general partner of Clark Partners I, L.P. In connection with the offering, Houlihan Lokey Howard & Zukin rendered its opinion that the terms of the offering were fair to the Company from a financial point of view. A special committee of the Board of Directors, composed entirely of disinterested independent directors, approved the offer and sale of the preferred shares and recommended the transaction to the Board of Directors. The Board also approved the transaction, with interested Board members not participating in the vote.

Our Board of Directors believes, based on its reasonable judgment, but without further investigation, that the terms of each of the foregoing transactions or arrangements between us on the one hand and our affiliates, officers, directors or stockholders which were parties to the transactions on the other hand, were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.


PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 13, 2003, unless otherwise indicated, certain information relating to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (636,716 shares) or Series B Convertible Preferred Stock (131,701 shares), (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 26081 Avenue Hall, Valencia, California 91355, unless otherwise set forth below that person's name.

--------------------------------- ------------------ -------------- -------------- -------------
                                                                       NUMBER OF
                                                                       SHARES OF
                                                                        SERIES B
                                                                     CONVERTIBLE
                                     AMOUNT AND                       PREFERRED
                                      NATURE OF                         STOCK
 NAME AND ADDRESS OF BENEFICIAL      BENEFICIAL       PERCENT OF      BENEFICIALLY    PERCENT OF
             OWNER                  OWNERSHIP (1)      CLASS (1)        OWNED (1)     CLASS (1)
--------------------------------- ------------------ -------------- -------------- -------------
Directors:

    Miriam V. Gold                     54,166 (2)           *              --             *
    Charles W. Hull                   584,463 (3)         4.5%            8,333           *
    Jim D. Kever                       89,166 (4)           *              --             *
    G. Walter Loewenbaum II         1,305,013 (5)         9.9%          208,334          7.9%
    Kevin S. Moore                  1,788,254 (6)        13.1%          833,333 (7)     31.6%
    Brian K. Service                  376,300 (8)         2.9%           25,000           *
    Richard C. Spalding                 9,298 (9)           *              --             *

Non-Director Named Executive
Officers:

    Grant R. Flaharty (10)            192,867 (11)        1.5%             --             *
    Kevin McAlea, Ph.D.                22,083 (12)          *             3,333           *
    Ray Saunders                       31,833 (13)          *             2,833           *
    E. James Selzer (14)               74,429 (15)          *              --             *
    G. Peter V. White                    --                 *              --             *

5% Holders:

    The Clark Estates, Inc.         1,766,605 (16)       13.0%          833,333 (7)    31.6%
       One Rockefeller Plaza,
       New York, New York 10020
    St. Denis J. Villere &
    Company                         1,230,114 (17)        9.7%             --             *
       210 Baronne Street,
       Suite 808, New Orleans,
       Louisiana 70112
    Daruma Asset Management,
    Inc.                            1,423,200 (18)       11.2%             --             *
       60 East 42nd Street,
       Suite 1111, New York,
       New York 10165
    T. Rowe Price Associates,
    Inc.                            1,295,482 (19)        8.1%          263,482         10.0%
       100 East Pratt Street,
       Baltimore, Maryland 21202
    3D Systems 2003 Grat                 --                *            665,000         25.2%
    Lisa P. Selz Trustee
      c/o Bernard Setz
      ING Furman Selz
      230 Park Ave.
      New York, NY 10169

Directors and officers as a         4,527,872 (20)       30.2%        1,081,116         41.0%
group (10 persons)


                                       20


* Less than one percent.

-----------
(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by the person (and only the person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of our Common Stock actually outstanding at June 13, 2003.

(2) Consists of shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003.

(3) Includes (a) 409,344 shares of our common stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees, (b) 80,000 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003 and (c) 8,333 shares issuable upon conversion of our Series B Convertible Preferred Stock.

(4) Includes (a) 47,499 shares of our common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003, (b) 29,167 shares issuable on conversion of convertible debentures (8,333 of which relate to debentures owned by a trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership) and (c) 1,000 shares of our common stock held in trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership.

(5) Includes (a) 45,000 shares held in the name of Lillian Shaw Loewenbaum Trust, Mr. Loewenbaum's wife, (b) 54,498 shares held in the name of the Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (c) 150,000 shares held in the name of the Guaranty & Trust Co ttee fbo G. Walter Loewenbaum, Mr. Loewenbaum's pension plan, (d) 72,065 shares held in the name of The Waterproof Partnership LTD for which Mr. and Mrs. Loewenbaum serve as the general partners and as certain of the limited partners, (e) 16,594 shares held in the name of the Anna Willis Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (f) 16,594 shares held in the name of the Elizabeth Scott Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (g) 175,000 shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003, (h) 83,333 shares issuable on conversion of convertible debentures and (i) 208,334 shares issuable upon conversion of our Series B Convertible Preferred Stock.

(6) Includes (a) 933,272 shares owned by The Clark Estates, Inc. with respect to which Mr. Moore disclaims beneficial ownership, (b) 833,333 shares issuable upon conversion of our Series B Convertible Preferred Stock held by Clark Partners I, L.P., with respect to which Mr. Moore disclaims beneficial ownership, and (c) 20,643 shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003. Mr. Moore is the President and a director of The Clark Estates, Inc. and the President of the general partner of Clark Partners I, L.P.

(7) Represents Series B Convertible Preferred Stock held by Clark Partners I, L.P., with respect to which Mr. Moore disclaims beneficial ownership. Clark Partners I, L.P. is a limited partnership, the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. provides management and administrative services to Clark Partners I, L.P. The


                                       21


        purchase price for the Series B Convertible Preferred Stock was provided by funds available for investment by accounts for which The Clark Estates, Inc. provides management and administrative services. Mr. Moore is the President and a director of The Clark Estates, Inc. and the President of the general partner of Clark Partners I, L.P.

(8) Includes (a) 350,000 shares of our Common Stock reserved for issuance upon exercise of stock options that are or will become exercisable on or prior to August 13, 2003 and (b) 25,000 shares issuable upon conversion of our Series B Convertible Preferred Stock.

(9) Includes 8,791 shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003.

(10) Mr. Flaharty was reassigned from his position and no longer serves as a executive officer of the Company effective May 23, 2003.

(11) Includes 185,000 shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003.

(12) Includes (a) 18,750 shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003 and (b) 3,333 shares issuable upon conversion of our Series B Convertible Preferred Stock.

(13) Includes (a) 29,000 shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003 and (b) 2,833 shares issuable upon conversion of our Series B Convertible Preferred Stock.

(14) Mr. Selzer's employment with the Company terminated effective April 2003 and his beneficial ownership of shares is subject to the terms and conditions of his option agreements and the 1996 Stock Incentive Plan with respect to termination of employment.

(15) Includes 71,250 shares of our Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 13, 2003.

(16) Includes 833,333 shares issuable upon conversion of our Series B Convertible Preferred Stock held by Clark Partners I, L.P. Clark Partners I, L.P. is a limited partnership, the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. provides management and administrative services to Clark Partners I, L.P. The purchase price for the Series B Convertible Preferred Stock was provided by funds available for investment by accounts for which The Clark Estates, Inc. provides management and administrative services.

(17) St. Denis J. Villere & Company, which we refer to as Villere in this Proxy Statement, is a Louisiana partnership in commendam, an investment advisor registered under the Investment Advisors Act of 1940. As of December 31, 2001, Villere was deemed to have or share voting or dispositive power over, and therefore to own beneficially 1,230,114 shares. Of that amount, Villere has sole voting and dispositive power over 98,833 shares and shared voting and dispositive power over 1,131,281 shares. All information regarding the beneficial ownership of our securities by Villere is taken exclusively from Amendment No. 1 to
        Schedule 13G filed by Villere on February 11, 2003.

(18) Daruma Asset Management, Inc., a New York corporation, which we refer to as Daruma in this Proxy Statement, is a an investment advisor registered under the Investment Advisors Act of 1940. These securities are beneficially owned by one or more investment advisory clients whose accounts are managed by Daruma. Investment advisory clients of Daruma have the right to receive dividends, as well as the proceeds, from the sale of these securities. The investment advisory contracts relating to these accounts grant to Daruma sole investment and/or voting power over the securities owned by the accounts. Therefore, Daruma may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Securities Act of 1934, as amended. Mariko O. Gordon owns in excess of 50% of the outstanding voting stock and is the president of Daruma. Ms. Gordon may be deemed to be the beneficial owner of securities held by persons and entities advised by Daruma for purposes of Rule 13d-3. Daruma and Ms. Gordon each disclaims beneficial ownership in any of these securities. Daruma and Ms. Gordon are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Act of 1934 and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by Daruma. All information regarding the beneficial ownership of our



                                       22


        securities by Daruma is taken exclusively from Amendment No. 4 to
        Schedule 13G filed by Daruma on February 18, 2003.

(19) Includes 263,482 shares issuable upon conversion of our Series B Convertible Preferred Stock. T. Rowe Price Associates, Inc., which we refer to as T. Rowe Price in this Proxy Statement, is a Maryland corporation, an investment advisor registered under the Investment Advisors Act of 1940, and T. Rowe Price Small-Cap Value Fund, Inc. is a Maryland corporation. As of February 14, 2003, T. Rowe Price was deemed to have sole voting or dispositive power over, and therefore to own beneficially, 1,032,000 shares of our Common Stock. All information regarding the beneficial ownership of our securities by T. Rowe Price, other than ownership of our Series B Convertible Preferred Stock, is taken exclusively from a Schedule 13G filed by T. Rowe Price on February 5, 2003.

(20) Includes (a) 1,040,099 shares of our Common Stock reserved for issuance upon exercise of stock options that are or will become exercisable on or prior to August 13, 2003, (b) 112,500 shares issuable upon conversion of convertible debentures and (c) 1,081,116 shares issuable upon conversion of our Series B Convertible Preferred Stock.



The information as to shares beneficially owned has been individually furnished by the respective directors, Named Executive Officers, and other stockholders of the Company, or taken from documents filed with the SEC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 2002, all of the Company's executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements, except, Brian K. Service filed a Form 5, which reported one transaction on an untimely basis.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2004 Annual Meeting of Stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to the 2004 Annual Meeting must submit the proposal to the Company at its principal executive offices by December 14, 2004.

If a stockholder, rather than including a proposal in the proxy statement as discussed above, commences a proxy solicitation for the 2004 Annual Meeting of Stockholders, the Company must receive notice of the proposal that is the subject of the solicitation on or before February 26, 2004. If the notice is not received on or before February 26, 2004, it will be considered untimely and the Company will have discretionary voting authority under proxies solicited for the 2004 Annual Meeting of Stockholders with respect to the proposal, if presented at the meeting.

SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to the beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.

ANNUAL REPORT ON FORM 10-K

THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2002, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, 3D SYSTEMS, 26081 AVENUE HALL, VALENCIA, CALIFORNIA 91355.

                                   ON BEHALF OF THE BOARD OF DIRECTORS



                                   /s/ Keith Kosco
                                   --------------------------------------------
                                   Keith Kosco
                                   GENERAL COUNSEL AND CORPORATE SECRETARY



26081 Avenue Hall
Valencia, California  91355
July 24, 2003

                                                                    APPENDIX A

                             3D SYSTEMS CORPORATION

                             AUDIT COMMITTEE CHARTER


The Audit Committee is a committee of the Board of Directors of 3D Systems Corporation established pursuant to Article 3, Section (xiii) of the Company's Bylaws. The Audit Committee's primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial information which will be provided to the Company's shareholders and others, (ii) in consultation with the independent auditors, the integrity of the Company's systems of internal controls, and (iii) the audit process, and to have other powers and perform other duties as the Board of Directors may from time to time delegate to it in accordance with Article 3, Section (xiii) of the Bylaws of the Company.

In meeting its responsibilities, the Audit Committee is expected to:

1. Provide an open avenue of communication between the independent auditors and the Board of Directors.

2. Be solely responsible for the appointment, compensation, retention (and termination), and oversight of the work of the independent auditors (including resolving disagreements between management and the independent auditors). The independent auditors shall report directly to the Audit Committee.

3.   Confirm the independence of the independent auditors, including:

     (a) Approval in advance of all audit and permitted non-audit services which may be provided by the independent auditors, together with any related fees, in order to ensure that the independent auditors do not perform for the Company any services that are prohibited by law or regulation;

     (b) Receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company;

     (c) Ensuring the rotation of independent auditors or independent audit personnel, to the extent required by law or regulation;

     (d) Reviewing the performance of services by an independent audit firm when a former employee of that firm currently serves as chief executive officer, chief financial officer, chief accounting officer, or equivalent officer of the Company; and

     (e) Establishment and review of hiring policies for employees and former employees of independent auditors.

4. Inquire of management, the chief financial officer, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize those risks to the Company.

5. Establish systems of reporting by each of management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of those judgments.

6. Inquire as to the independent auditors' views about management's choices of accounting principles from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minority practices.

7. Determine, with regard to significant new transactions or events, the independent auditors' reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

8. Consider and review with the independent auditors and the chief financial officer, and obtain at least annually, a written statement from the independent auditors regarding:

      (a) The adequacy of the Company's internal financial and disclosure controls, including computerized information system controls and security;

      (b) Any related significant findings and recommendations of the independent auditors, including the status of previous audit recommendations, together with management's responses to those recommendations; and

      (c) Major changes to the Company's accounting principles and practices as suggested by the independent auditors or management.

9. Consider, in consultation with the independent auditors, the audit scope, plan, and coordination, including completeness of coverage, reduction of redundant efforts, and effective use of audit resources.

10. Review with management, the chief financial officer, and the independent auditors at the completion of the annual examination:

      (a) The Company's annual financial statements and related footnotes, and any reports or other financial information submitted to any governmental body or the public;

      (b) The independent auditors' audit of the financial statements and their report regarding those financial statements;

      (c) Any significant changes required in the independent auditors' audit plan;

      (d) Any difficulties encountered in the course of the audit, including any serious difficulties or disputes with management, restrictions on the scope of activities, or access to required information; and

      (e) Other matters related to the conduct of the audit that are to be communicated to the Audit Committee under generally accepted auditing standards.

11. Review with management and the independent auditors (i) the quarterly financial results prior to the release of earnings and (ii) the quarterly financial statements prior to their filing.

12. Review with the general counsel at least annually any legal matters that could have a potential impact on the Company's financial statements.

13. Review with the general counsel or appropriate officer regulatory matters that may have a material impact on the financial statements.

14. Meet with the independent auditors and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

15. Resolve any disputes existing between the Company's management and the independent auditors.

16. Establish, and annually review compliance with, the Company's Ethics Policy (including a procedure for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, which will incorporate procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters). To the extent required by applicable laws or regulations:

     (a) The Ethics Policy will be applicable to senior financial officers of the Company, including its principal financial officer, its controller or principal accounting officer, and to persons performing similar functions;

     (b) The Company will immediately disclose, by means of the filing of an applicable reporting form, or dissemination by the Internet pursuant to applicable rules and regulations, any waiver of or change in the Ethics Policy for those senior officers; and

     (c) The Company's Ethics Policy will include standards as are reasonably necessary to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company; and (3) compliance with applicable governmental laws and regulations.

In addition, the Audit Committee will:

17. Meet as often and at such times and places (or telephonically) as determined by the Audit Committee. Any member of the Audit Committee may call a meeting. The Audit Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. If practicable, a written agenda will be prepared for each meeting and distributed to Audit Committee members prior to the meeting, together with any appropriate background materials. After each meeting, minutes will be prepared recording the deliberations of the Audit Committee.

18. Report Audit Committee actions to the Board of Directors with recommendations as the Audit Committee may deem appropriate.

19. Prepare letters and reports as may be necessary or desirable for inclusion in the annual report, proxy statement, and other reports and filings by the Company, which describe the Audit Committee's composition and responsibilities, and how they were discharged. In the Audit Committee report for inclusion in the Company's proxy statement, the Audit Committee will state whether it has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as that statement may be modified or supplemented from time to time;
     (iii) received from the independent auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, as that standard may be modified or supplemented from time to time, and has discussed with the independent auditors their independence; and (iv) based on the review and discussions referred to in clauses (i), (ii), and (iii) above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

20. Annually conduct an evaluation of its own performance and, in light of this evaluation, consider changes in its membership, charter, or procedures. The Audit Committee shall report to the Board of Directors the results of its evaluation, including recommended charter, membership, and other changes.

21. Review and update this Charter periodically as conditions dictate, but no less frequently than annually.

22. Have the power to (i) conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities and (ii) retain independent counsel, accountants, or other advisors to assist it in the conduct of any investigation. The Board of Directors will ensure that the Audit Committee receives all funding necessary to undertake any investigations and perform all of its other duties and obligations under this Charter.

23. Perform other functions as assigned by law, the Company's Certificate of Incorporation or Bylaws, or the Board of Directors.

The membership of the Audit Committee will consist of at least three members of the Board of Directors (including a Chairperson), who must meet the standards for independence and financial and/or accounting expertise established under the rules and regulations of the Securities and Exchange Commission, The Nasdaq Stock Market, and other legal and regulatory requirements as may be applicable. At least one member must fulfill the qualifications of a "financial expert," as defined by the rules and regulations of the Securities and Exchange Commission or The Nasdaq Stock Market. The members will serve at the pleasure of the Board of Directors. The full Board of Directors will designate the Audit Committee members and determine which member will serve as Chairperson on an annual basis. An Audit Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board of Directors. The Board of Directors may designate one or more independent directors as alternate members of the Audit Committee, who may replace any absent or disqualified member or members at any meetings of the Committee. No person may be made a member of the Committee if his or her service on the Audit Committee would violate any restriction on service imposed by any rule or regulation of the Securities and Exchange Commission or The Nasdaq Stock Market. The duties and responsibilities of the members of the Audit Committee are in addition to those duties set forth for the members of the Board of Directors. This Charter will be made available on the Company's website.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

     The undersigned, a stockholder of 3D SYSTEMS CORPORATION, a Delaware corporation (the "COMPANY"), hereby appoints Brian K. Service and Keith Kosco, and each of them, as the proxies of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on August 26, 2003, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

The Board of Directors recommends a WITH vote on Proposal 1 and a FOR vote on Proposal 2.

1. ELECTION OF CLASS I DIRECTORS, as provided in the Company's Proxy Statement:

    ___ WITH     ___ WITHOUT   Authority to vote for the nominees listed below.

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR THE NOMINEES, LINE THROUGH OR OTHERWISE STRIKE OUT NAMES BELOW)

    Richard C. Spalding         Jim D. Kever          G. Walter Loewenbaum II

2. To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending December 31, 2003.

  FOR   ______            AGAINST   _______            ABSTAIN   ________

     The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

     This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE CLASS I DIRECTORS NAMED, RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003, AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated July 24, 2003 relating to the Meeting.

    ________________________________________   No. Shares _____________

    ________________________________________   Date:  __________________, 2003

        Signature(s) of Stockholder(s)
        (See Instructions Below)

     The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

                           THIS PROXY IS SOLICITED BY
                THE BOARD OF DIRECTORS OF 3D SYSTEMS CORPORATION